Exhibit 10.2(1)(g)

SEVENTH AMENDMENT

TO THE

A. H. BELO

SAVINGS PLAN

A. H. Belo Corporation, a Texas corporation (the "Company"), delegated to its Benefits Administrative Committee (the "Committee") the authority to amend the A. H. Belo Savings Plan, as amended and restated January l, 2015 (the "Plan") and has amended the Plan previously six times. The Company's authority to amend the Plan is contained in Article 15 of the Plan, and the Company delegated its authority to the Committee via its Charter. Pursuant to its authority, the Committee hereby amends the Plan effective as of December 1, 2019, by adopting this Seventh Amendment to the Plan (this "Amendment") as provided herein.

l. Section 1.15 is deleted in its entirety and amended and replaced with the following effective on and after December 1, 2019:

"l.15 Compensation means the base pay, overtime pay, shift differential pay, premium pay, bonuses and commissions paid to an Employee by the Participating Employers for services performed for the Participating Employers, excluding (i) any awards (other than annual incentive compensation awards), whether paid in cash, Company Stock or any other medium, under the A. H. Belo 2017 Incentive Compensation Plan, the A. H. Belo 2008 Incentive Compensation Plan, the Belo 2004 Executive Compensation Plan, or any other long term incentive compensation plan; (ii) any payment made after the later of (A) 2 1/2 months after the Employee's termination of employment or (B) the end of the Plan Year that includes the Employee's date of termination of employment; (iii) any payment made in connection with or after the Employee's termination of employment that would not have been made if the Employee had continued in employment, such as severance pay or any other amount that would not qualify as compensation under Section 1.415(c)-2(e)(3) of the Treasury Regulations; and (iv) any other form of remuneration. In addition, Compensation includes any contributions made by the Participating Employers on behalf of an Employee pursuant to a deferral election under any employee benefit plan containing a cash or deferred arrangement under Code section 401 (k) and any amounts that would have been received as cash but for an election to receive benefits under a cafeteria plan meeting the requirements of Code section 125. Effective January 1, 2009, Compensation will include differential wage payments (within the meaning of Code section 414(u)(12)) that are paid to a Participant by a Participating Employer. The annual Compensation of an Employee taken into account for any purpose will not exceed $265,000 for any Plan Year beginning after December 31, 2014, as adjusted for cost-of-living increases in accordance with Code section 401(a)(17). The annual Compensation of an Employee who is covered by a collective bargaining agreement will also be subject to any applicable limit on the amount of such Compensation that may be taken into account for the purpose of the Plan. Notwithstanding the foregoing, effective December 1, 2019, solely for the purpose of calculating and funding a Participant's Deferral Contribution, Compensation shall include any award of Long Term Incentive Compensation."

2. Section 7.1(c) is deleted in its entirety and amended and replaced with the following effective on and after December 1, 2019:

"(c) Participant's Consent to Certain Payments. If the amount of a Participant's vested Account balance exceeds $1,000, the Committee will not distribute the Participant's vested Account balance to him prior to the date distributions are required to begin under Article 12 following his attainment of age 70 1/2, unless he elects to receive a distribution at any earlier date following termination of employment. For purposes of the preceding sentence, the value of a Participant's vested Account balances will include that portion that is attributable to is Rollover Account. A distribution may be made less than 30 days after the Participant has been furnished an explanation of his distribution options provided that (i) the Committee clearly informs the Participant that he has the right to consider whether to accept a distribution and whether to consent to a particular form of distribution for at least 30 days after he has been provided the relevant information, (ii) the Participant affirmatively elects to waive the 30-day notice period and receive a distribution, and (iii) with respect to a distribution to which Code section 417 applies, the Participant is permitted to revoke the election and make a new election at any time prior to the later of the date of distribution or the expiration of the seven-day period after the explanation of distribution options is provided to the Participant. Notwithstanding the foregoing effective on and after December 1, 2019, if the amount of a Participant's vested Account balance, calculated in accordance with this Section 7.1(c), exceeds $1,000 but is less than or equal to $5,000, upon the Participant's failure to affirmatively elect a particular form of distribution for at least 30 days after he has been provided the relevant information, the Committee shall cause the Participant's vested Account balance to be paid in a direct rollover to an individual retirement account designated by the Committee."

No other provision of the Plan is amended by this Amendment.

Approved by the Committee and executed by a duly authorized Committee representative on behalf of the Committee at its meeting on the 19th day of November, 2019.

A. H. BELO CORPORATION
By:	/s/ Julie Hoagland
Name:	Julie Hoagland
Title:	Chief People Officer

A. H. BELO CORPORATION

RESOLUTIONS OF THE

BENEFITS ADMINISTRATION COMMITTEE

November 19, 2019

Resolutions Regarding the Seventh Amendment to the A. H. Belo Savings Plan

WHEREAS, A. H. Belo Corporation (the "Company") maintains the A. H. Belo Savings Plan, as amended and restated January 1, 2015 (the "Plan") and has amended the Plan previously six times;

WHEREAS, Article 15 of the Plan provides that the Company may amend the Plan from time to time;

WHEREAS, the Company has delegated its authority to amend the Plan to the Benefits

Administration Committee of the Company (the "Committee") via its Charter;

WHEREAS, the Company desires to amend the Plan to expand the definition of "Compensation" for purposes of calculating and funding the employee deferral contributions to include any award of Long Term Incentive Compensation (the "Compensation Definition");

WHEREAS, the Company desires to amend the Plan to provide for automatic rollover of vested account balances of more than $1,000 but equal to or less than $5,000 for participants who have terminated employment with the Company and have failed to timely affirmatively elect how their vested account balances should be distributed (the "Automatic Rollover"); and

WHEREAS, the Committee has deliberated and believes it is in the best interests of the Plan's participants to approve the limited change to the Compensation Definition with respect to the compensation used to calculate and fund employee deferral contributions and the Automatic Rollover pursuant to the Seventh Amendment to the Plan, attached hereto as Exhibit-A (the "Seventh Amendment").

NOW, THEREFORE BE IT RESOLVED, that the Committee hereby approves the adoption of the Seventh Amendment effective on and after December 1, 2019;

RESOLVED FURTHER, that the appropriate members of the Committee be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Committee or the Plan, to execute and deliver any agreements, documents, instruments or certificates necessary, appropriate or desirable, and to take all such further actions, and to incur and pay all such fees and expenses, as such member or members deem necessary, appropriate or desirable in order to effectuate the purposes of the foregoing resolution;

RESOLVED FURTHER, that any actions taken by any member of the Committee prior to the adoption of the foregoing resolution are, to the extent consistent with such resolution, hereby ratified, confirmed, authorized and approved in all respects as actions by and in the name and on behalf of the Committee; and

RESOLVED FURTHER, that the taking of any action or the preparation, execution or delivery of any document by any member of the Committee to effectuate the purposes of the foregoing resolution shall be conclusive evidence that such action or document was determined to be necessary, appropriate or desirable.

EXHIBIT A

SEVENTH AMENDMENT

[See attached.]

SUMMARY OF SEVENTH AMENDMENT TO THE A. H. BELO SAVINGS PLAN

This summary provides the Benefits Administration Committee (the "Committee") of A. H. Belo Corporation (the "Company") with an overview of the proposed Seventh Amendment to the A. H. Belo Savings Plan (the "Amendment"). The Amendment is intended to become effective as of December 1, 2019.

For the purposes of calculating and funding the employee deferral contributions only, the

Amendment expands the definition of compensation under the Plan to include any award of Long Term Incentive Compensation. This expansion will allow employees to contribute an additional amount of their income from the Long Term Incentive Compensation, if so desired, without requiring the Company to increase its contributions.

In addition, the Amendment provides that participants who (i) have terminated employment with the Company, (ii) have a vested account balance of over $1,000.00 and up to $5,000.00, and (iii) have failed to affirmatively elect how their full vested account balance should be distributed within 30 days of being provided the relevant tax notice and distribution election information will have their full vested account balances automatically rolled over to an individual retirement account. This change will reduce the number of participants with small account balances who remain in the Plan but are not actively managing their Plan account.

In the event that the Committee approves the Amendment, the Committee should be aware that its selection of a default individual retirement account is a fiduciary decision.